Exhibit (b)(3)
[Letterhead of ASCP Funds]
September 28, 2009
GenTek Inc.
90 East Halsey Road
Parsippany, NJ 07054
Ladies and Gentlemen:
     Reference is made to that certain Commitment Letter (the “Commitment Letter”), dated as of the date hereof and attached hereto, from American Securities Partners V, L.P., American Securities Partners V(B), L.P. and American Securities Partners V(C), L.P. (collectively, the “ASCP Funds”) to ASP GT Holding Corp. (“Parent”) and ASP GT Acquisition Corp. (“Buyer”), which Commitment Letter is provided pursuant to the terms of that certain Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time, the “Agreement”) of even date herewith, by and among Parent, Buyer and GenTek Inc., a Delaware corporation (the “Company”). Terms used but not defined herein shall have the meanings set forth in the Agreement.
     This letter will confirm that the Company is an intended third party beneficiary of the Commitment Letter and is entitled to rely on the commitments and obligations of the ASCP Funds set forth in the Commitment Letter as if such Commitment Letter were addressed to the Company.
     Each of the ASCP Funds is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and to operate their respective assets and to conduct the business now being or to be conducted by it at the time of the Closing. Each of the ASCP Funds is duly authorized, qualified or licensed to do business as a foreign limited partnership in good standing in each of the jurisdictions in which their ownership of property or the conduct of their business requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing could not reasonably be expected to have a material adverse effect on the performance of their respective commitments contemplated in the Commitment Letter. Each of the ASCP Funds has all requisite power and authority under applicable Law and their respective organizational documents to enter into the Commitment Letter and to perform its commitments contemplated thereby.
     The execution and delivery of the Commitment Letter by the ASCP Funds and the performance of their respective commitments contemplated in the Commitment Letter have been duly authorized and approved by all necessary action under applicable Law and the relevant organizational documents of each of the ASCP Funds. The Commitment Letter has been duly executed and delivered by each of the ASCP Funds. The Commitment Letter is the legal, valid and binding obligation of each of the ASCP Funds, enforceable against the applicable ASCP Fund in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) limited by general principles of applicable Law regarding the enforceability of arbitral awards and judicial decisions.
     Neither the execution and delivery of the Commitment Letter by the ASCP Funds nor the performance of their respective commitments contemplated thereby, (i) does or will conflict with, or result in the breach of any provision of, their applicable organizational documents or (ii) violate any applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Entity applicable to or binding upon the ASCP Funds.
     The performance of the ASCP Fund’s commitments contemplated by the Commitment Letter does not and will, as of the Closing Date, not require the approval of any Governmental Entity, except regulatory approvals contemplated by the Agreement and compliance with antitrust matters. At the Closing, no consent (except regulatory approvals contemplated by the Agreement and compliance with antitrust matters) will be required to be obtained by the ASCP Funds for the execution and delivery of the Commitment Letter and the performance of their respective commitments contemplated by the Commitment Letter.
     This letter constitutes the entire agreement, and supersedes any and all prior agreements, understandings and statements, written or oral, between or among the parties hereto or with or to the Company with respect to the subject matter hereof.
[Signatures appear on next page]

Sincerely, AMERICAN SECURITIES PARTNERS V, L.P.
By:	American Securities Associates V, LLC,
its general partner

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Managing Member

AMERICAN SECURITIES PARTNERS V(B), L.P.
By:	American Securities Associates V, LLC,
its general partner

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Managing Member

AMERICAN SECURITIES PARTNERS V(C), L.P.
By:	American Securities Associates V, LLC,
its general partner

By:	/s/ Michael G. Fisch
	Name:	Michael G. Fisch
	Title:	Managing Member

Accepted as of the date first above written: GENTEK INC.
By:	/s/ William E. Redmond, Jr.
	Name:	William E. Redmond, Jr.
	Title:	President and CEO

[SIGNATURE PAGE TO RELIANCE LETTER]